SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 19, 2009

Morgan Stanley
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Compensation, Management Development and Succession Committee of the Board of Directors (the “Committee”) of Morgan Stanley (the “Company”) approved adjustments to the base salaries of certain of the Company’s executive officers consistent with the compensation strategy the Committee outlined in the Company’s 2009 proxy statement; namely, to move away from a compensation program focused largely on annual incentive awards toward one that is balanced between fixed, short-term and long-term compensation.  The salary adjustments are not intended to increase total annual compensation for the executive officers, but instead only to adjust the mix between fixed and variable compensation paid to them.  The adjustments also are designed to raise base salary levels that were below several of Morgan Stanley’s peer companies.

The base salary for Chairman and Chief Executive Officer John J. Mack remains unchanged at USD 800,000.  For other officers, new base salaries are as follows:  USD 800,000 for James Gorman (Co-President), GBP 525,000 which is intended to be approximately USD 800,000 for Walid A. Chammah (Co-President), GBP 490,000 which is intended to be approximately USD 750,000 for Colm Kelleher (Chief Financial Officer) and USD 750,000 for each of Gary G. Lynch (Chief Legal Officer and Vice Chairman) and Thomas R. Nides (Chief Administrative Officer).  Messers. Mack, Chammah and Gorman received no bonus for 2008.  This was the second year in a row that Mr. Mack did not receive a bonus.  The base salary changes, which are effective as of May 1, 2009, were made after consultation by the Committee with its independent compensation consultant.

As discussed in the Company’s 2009 proxy statement, other compensation changes approved by the Committee include a new “clawback” provision – which could be triggered if an individual engages in conduct detrimental to the Company, such as causing the need for a restatement of financial results, a significant financial loss or other reputational harm to the Company or one of its businesses.  The Committee also approved a new performance-based stock unit program designed to link executive compensation more closely to the Company’s long-term financial performance and to focus a greater portion of total compensation on long-term results rather than a one-year performance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)

Date:	May 22, 2009	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Assistant Secretary and Counsel